Exhibit 23.3
May 7, 2007
Wisconsin Energy Corporation
231 West Michigan Street
P. O. Box 1331
Milwaukee, Wisconsin 53201
Ladies and Gentlemen:
I hereby consent to the reference to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement on Form S-3 relating to Debt Securities which you are filing under the Securities Act of 1933. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Joshua M. Erickson

Joshua M. Erickson Counsel